                        STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("Agreement") made this date by and between UNIVIEW TECHNOLOGIES CORPORATION, a Texas corporation ("UVEW"), Video Management, Inc., a Texas corporation ("VMI"), and W. I. TECHNOLOGY HOLDING COMPANY INC., a Texas corporation ("Purchaser").

      UVEW desires to sell and Purchaser desires to purchase all of the issued and outstanding capital stock of UVEW's wholly owned subsidiary, UNIVIEW MARKETING CORPORATION., a Texas corporation, ( "UMC") on the terms and conditions set forth in this Agreement; VMI desires to sell and Purchaser desires to purchase all of the issued and outstanding capital stock of VMI's wholly owned subsidiary, COMPUNET SUPPORT SYSTEMS, INC., a Texas corporation, ( "CNSS") on the terms and conditions set forth in this Agreement.

      In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

                           ARTICLE 1:     SALE

1.01 Sale of Stock. UVEW agrees to sell, convey, transfer, assign, and deliver to Purchaser all of the issued and outstanding capital stock of UMC; VMI agrees to sell, convey, transfer, assign, and deliver to Purchaser all of the issued and outstanding capital stock of CNSS; and Purchaser agrees to purchase such stock (collectively, the "Stock").

1.02 Consideration; Terms of Sale. (a) In consideration of the sale and transfer of the Stock and the representations, warranties, and covenants of UVEW and VMI set forth in this Agreement, Purchaser shall pay to UVEW Ten and No/100 dollars ($10.00), in cash on the Closing Date;

     (b) UVEW shall assign to Purchaser any indebtedness owed to UVEW by UMC and CNSS, on the Closing Date;

     (c) Purchaser shall change the name of UMC, to delete the name "uniView", within thirty (30) days after the Closing Date;

     (d) Purchaser and UMC agree to provide to UVEW, its subsidiaries or affiliates continued access to the TV listings database of TVData, so long as said database remains available to UMC, for a fee equivalent to the fee charged to its customers for such service by UVEW, its subsidiaries or affiliates;

     (e) Purchaser and UMC hereby sublicenses to UVEW, its subsidiaries or affiliates the Acorn technology pursuant to terms equivalent to those provided in the RISCOS License and Development Agreement between UMC and Acorn Computers Limited dated February 20, 1997;

     (f) UVEW agrees to cooperate with Purchaser and UMC to settle currently existing claims against UMC; UVEW agrees to reimburse Purchaser and UMC for attorney fees incurred within nine months after the Closing date in defense or settlement of currently existing claims against UMC, provided UVEW has authorized the action in advance; and UVEW agrees to fund future negotiated settlements of any currently existing claim against UMC, provided such settlement is approved in advance by UVEW;
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     (g)  UVEW and VMI agree to cooperate, upon request of Purchaser,  in making an election under Internal Revenue Code Section 338;

     (h) Purchaser, CNSS and UMC agree to cooperate with UVEW's auditors, provided that UVEW reimburses Purchaser, CNSS and UMC reasonable costs of producing information to UVEW's auditors;

     (i) UVEW agrees to issue to Purchaser warrants to purchase 500,000 shares of par value $.10 common stock of UVEW, exercisable for a period of three (3) years after the Closing Date, at an exercise price of $.50 per share (the "Warrants").

1.03 Closing. The date of execution of this Agreement shall be deemed the "Closing Date" of this transaction.

         ARTICLE 2:     SELLER'S REPRESENTATIONS AND WARRANTIES

      UVEW and VMI hereby represents and warrants to Purchaser that the following facts and circumstances are true and correct as of the date of this Agreement:

2.01 Organization. UMC and CNSS are corporations duly organized, validly existing, and in good standing under the laws of Texas. UMC and CNSS are qualified to do business in all jurisdictions in which they do business and have all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on their businesses as now being conducted.

2.02 Ownership. UVEW is the sole owner of UMC and VMI is the sole owner of CNSS, with full right to sell or dispose of UMC and CNSS as they may choose.

2.03 Ownership in Other Companies. Neither UMC nor CNSS has any interest in any other corporation, firm, business, or partnership.

2.04  Authority.   UVEW  and VMI each has full  power  and  authority  to
execute,  deliver,  and  consummate  this  Agreement,  subject   to   the
conditions to Closing set forth in this Agreement. All reports and returns required to be filed by each with any government and regulatory agency with respect to this transaction have been properly filed. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm, or entity, including governmental authorities, is required of UVEW, VMI, UMC, or CNSS to consummate the transaction contemplated by this Agreement.

2.05 Full Disclosure. No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

2.06 Broker. Neither UVEW, VMI, CNSS nor UMC, nor any of their officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on their behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

2.07 Compliance with Securities Laws. (a) Purchaser acknowledges that UVEW and VMI are relying upon the accuracy and completeness of the statements and representations contained in this section in complying with their obligations under the federal and state securities laws. Purchaser acknowledges and represents that:

          (i) Purchaser is in a financial position to hold the shares of common stock of UMC and CNSS (the "Common Stock") and the Warrants (together, the "Securities") for an indefinite period of time, is able to bear the economic risk of an investment in the Securities and may withstand a complete loss of Purchaser's investment in the Securities;

          (ii) The Purchaser believes that it, either alone or together with the assistance of its own professional advisor or advisors, has the knowledge and experience in business and financial matters that make it capable of reading and interpreting financial statements of and concerning UVEW, UMC and CNSS, and of evaluating the merits and risks of an investment in the Securities;

          (iii) Purchaser has obtained, to the extent it deems necessary, its own personal professional advice with respect to the risks inherent in an investment in the Securities and to the suitability of an investment in the Securities in light of its financial condition and investment needs;

          (iv) Purchaser understands that an investment in the Securities is highly speculative but that it believes that an investment in the Securities is suitable based upon Purchaser's investment objectives and financial needs, and that it has adequate means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities;

          (v)   Purchaser  acknowledges  access  to  full  and   complete
     information regarding UVEW, CNSS and UMC and has utilized that access to Purchaser's satisfaction for the purpose of obtaining information concerning the named entities, an investment in the Securities and the terms and conditions of this offering of the Securities, and has either attended or been given reasonable opportunity to attend a meeting with representatives of UVEW and VMI for the purpose of asking questions of, and receiving answers from, these representatives concerning UVEW, CNSS and UMC, an investment in the Securities and the terms and conditions of this offering of the Securities, and for the purpose of obtaining any additional information to the extent reasonable available that is necessary to verify the information provided;

          (vi) Purchaser recognizes that the Securities as an investment involves a high degree of risk;

          (vii) Purchaser realizes that (A) the purchase of the Securities is a long-term investment; (B) the Purchaser must bear the economic risk of investment for an indefinite period of time because the Securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and, therefore, cannot be sold unless they are subsequently registered under these laws or exemptions from registrations are available; (C) there presently is no public market for the Securities and Purchaser may not be able to liquidate Purchaser's investment in the

     Securities in the event of an emergency or to pledge the Securities as collateral for loans; and (D) the transferability of the
     Securities is restricted, and (1) requires conformity with the restrictions contained hereinbelow, and (2) will be further restricted by legends placed on the certificates representing the Securities referring to the applicable restrictions on transferability;

      (b) Purchaser has been advised that the Securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, that the Securities are being offered and sold pursuant to exemptions from the registration requirements of these laws, and that the reliance of UVEW and VMI on these exemptions is predicated in part on Purchaser's representations contained in this section. Purchaser represents and warrants that the Securities are being purchased for its own account and for investment and without the intention of reselling or redistributing the Securities, that Purchaser has not made any agreement with any other person or entity regarding any of the Securities, and that Purchaser's financial condition is such that it is not likely that it will be necessary for Purchaser to dispose of the
Securities  in the foreseeable future.  Purchaser is aware that,  in  the view  of  the  Securities  and Exchange Commission,  a  purchase  of  the
Securities with an intent to resell the Securities by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the condition of Purchaser or its business, or in connection with a contemplated liquidation or settlement of any loan obtained for the acquisition of the Securities and for which the Securities was pledged as security, would represent an intent that is inconsistent with the representations set forth above. Purchaser further represents and agrees that, if, contrary to Purchaser's foregoing intentions, Purchaser later should desire to dispose of or transfer any of the Securities in any manner, Purchaser will not do so without first obtaining (A) an opinion of independent counsel to the effect that the proposed disposition or transfer lawfully can be made without registration of the Securities pursuant to the Securities Act of 1933 an then in effect and applicable state securities law, or (B) such registration.

      (c) Purchaser represents and warrants that the Securities are being received by Purchaser in Purchaser's own name solely for Purchaser's own beneficial interest, and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization, except as specifically set forth hereinbelow.

     (d) Purchaser is informed of the significance to UVEW and VMI of the foregoing representations, agreements and consents, and they are made with the intention that UVEW and VMI may rely upon them and agrees to indemnify UVEW and VMI, and their officers, directors and agents (the "Indemnified Parties") for any loss, claim or liability which any Indemnified Party might incur as a result of reliance upon any fact misrepresented by Purchaser in this section.

      (e) Purchaser additionally represents that the representations contained in this section have been duly authorized by all necessary action on the part of Purchaser, has been duly executed by an authorized officer or representative of Purchaser, and is a legal, valid and binding obligation of Purchaser enforceable according to its terms.

        ARTICLE 3:     PURCHASER'S REPRESENTATIONS AND WARRANTIES

     Purchaser represents and warrants to UVEW and VMI that:

3.01 Authority. Purchaser has full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the date of this Agreement. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

3.02 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, with corporate power to own property and carry on its business as it is now being conducted.

      ARTICLE 4:     CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

     The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the date of this Agreement, or such earlier date as the context may require.

4.01 Representations and Warranties. Each of the representations and warranties of UVEW and VMI in this Agreement and all other information delivered under this Agreement shall be true in all material respects as of the date of this Agreement.

4.02 Compliance With Conditions. UVEW and VMI shall have complied with and performed all agreements, covenants, and conditions in this Agreement required to be performed and complied with. All requisite action (corporate and other) in order to consummate this Agreement shall have been properly taken by UVEW and VMI.

4.03 Suit or Proceeding. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall have been overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

4.04 Government Approvals and Filings. All necessary government approvals and filings regarding this transaction, if any, shall have been received or made prior to the date of this Agreement in substantially the form applied for to the reasonable satisfaction of Purchaser and its counsel. Any applicable waiting period for the approvals and filings shall have expired.

4.05 Corporate and Stockholder Action. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall have been properly taken by UVEW and VMI.

        ARTICLE 5:     CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

      The obligation of UVEW and VMI to Close under this Agreement is subject to each of the following conditions (any one of which at the option of UVEW and VMI may be waived in writing by UVEW and VMI) existing on the date of this Agreement.

5.01 Corporate Action. Purchaser shall have taken appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and certified by Purchaser's corporate secretary, authorizing Purchaser to enter into and complete this transaction.

           ARTICLE 6:     PARTIES' OBLIGATIONS AT THE CLOSING

6.01 UVEW's and VMI's Obligations at the Closing. At the Closing, UVEW and VMI shall deliver or cause to be delivered to Purchaser instruments of assignment and transfer of all of the issued and outstanding capital stock of UMC and CNSS, respectively, in form and substance satisfactory to Purchaser. Simultaneously with the consummation of the transfer, UVEW and VMI shall put Purchaser in full possession and enjoyment of all properties and assets of UMC and CNSS, respectively.

      UVEW, VMI, UMC, and CNSS at any time before or after the date of this Agreement, shall execute, acknowledge, and deliver to Purchaser any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Purchaser. UVEW and VMI shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement.

6.02 Purchaser's Obligation at Closing. At the Closing, Purchaser shall pay the purchase price, against delivery of the items specified in Paragraph 6.01, above.

                    ARTICLE 7:     GENERAL PROVISIONS

7.01 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the date of this Agreement for the period of time set forth in this Agreement.

7.02 Notices. All notices or other communications hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to UVEW  or  VMI:   10911 Petal Street, Dallas, Texas 75238; facsimile
          number (214) 503-8523;

If to Purchaser:     10911 Petal Street, Suite 105, Dallas, Texas  75238;
          facsimile number (214) 503-8607.

or to such other address or facsimile number as UVEW or VMI or the Purchaser shall have designated to the other by like notice. Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

7.03 Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

7.04 Governing Law. This Agreement shall be construed and governed by the laws of the state of Texas.

7.05 Amendments; Waiver. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

7.06 Entire Agreement. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement on the subject matter of this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties on the subject matter of this Agreement shall be null and void.

7.07 Reliance Upon Representations and Warranties. The parties mutually agree that, notwithstanding any right of Purchaser to fully investigate the affairs of UMC and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to the investigation or right to investigate, Purchaser may fully rely upon the representations, warranties, and covenants made to Purchaser in this Agreement and on the accuracy of any document, certificate, or exhibit given or delivered to Purchaser pursuant to this Agreement. Knowledge by an agent of Purchaser of any facts not otherwise disclosed in this Agreement or in a document, certificate, or exhibit delivered to Purchaser pursuant to this Agreement shall not constitute a defense by UVEW for indemnification of Purchaser under Article 8 or for any claim for misrepresentation or breach of any warranty, agreement, or covenant under this Agreement or any exhibit, certificate, or document delivered under this Agreement.

     Signed as of October 31, 1998.

UVEW:  uniView Technologies Corporation      VMI:  Video Management, Inc.

By:__/s/  Patrick A. Custer____________      By:__/s/  Patrick A. Custer__
     Patrick A. Custer, President                 Patrick A. Custer, President

UMC:  uniView Marketing Corporation          CNSS:  CompuNet Support Systems,
                                                    Inc.

By:__/s/  Bill Park____________              By:__/s/  Bill Park____________
      Bill Park, Vice President                   Bill Park, Vice President

Purchaser:  W. I. Technology Holding Company Inc.

By:_/s/ D. Ronald Allen___________
     D. Ronald Allen, President